The information in this preliminary pricing supplement is not complete and may be changed. We may not sell these securities until we have delivered a final pricing supplement. This preliminary pricing supplement and the attached prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, November 12, 2002

Preliminary Pricing Supplement Dated
November 12, 2002	Rule 424(b)(3)
(To Prospectus Dated February 20, 2001)	File No. 333-55440

GENERAL MOTORS ACCEPTANCE CORPORATION

Medium-Term Notes — Fixed Rate

Agents: Banc of America Securities LLC and J.P. Morgan Securities Inc.

Principal Amount:	$

Agents’ Discount or Commission:	$

Net Proceeds to Company:	$

Interest Rate:			%

Issue Date:		, 2002

Maturity Date:		, 20

Interest Payment Dates:	The day of each and and at Maturity, commencing , 20 and ending on the Maturity Date.
Moody’s Rating: A2
S&P’s Rating: BBB

Calculation Agent: GMAC

Interest Calculation:
    ☒ Regular Fixed Rate Note

Day Count Convention:	☐ Actual/360 for the period from to ☐ Actual/ Actual for the period from to ☒ 30/360 for the period from to

Redemption:
    ☒ The Notes cannot be redeemed prior to the Stated Maturity Date.

    ☐ The Notes may be redeemed prior to Stated Maturity Date.

☐	Initial Redemption Date: Initial Redemption Percentage: % Annual Redemption Percentage Reduction: % until Redemption Percentage is 100% of the Principal Amount.

Repayment:
    ☒ The Notes cannot be repaid prior to the Maturity Date.

☐	The Notes can be repaid prior to the Maturity Date at the option of the holder of the Notes. (See Below)
☐	Optional Repayment Date(s): Repayment Price: %

Currency:
    Specified Currency: U.S. (If other than U.S. dollars, see attached)

    Minimum Denominations:                   (Applicable only if Specified
    Currency is other than U.S. dollars)

Original Issue Discount:    ☐ Yes                  ☒ No

    Total Amount of OID:                  Yield to Maturity:
    Initial Accrual Period:

Form:	☒ Book-Entry	☐ Certificated

Other:	☐ Principal	☒ Agent

If as principal:

☐	The Notes are being offered at varying prices related to prevailing market prices at the time of resale.
☐	The Notes are being offered at a fixed initial public offering price of % of principal amount.

If as agent:

    The Notes are being offered at a fixed initial public offering price of     % of principal amount.

We are offering the notes ultimately to purchasers of pass-through certificates of Core Investment Grade Bond Trust I (the “Trust”) offered simultaneously herewith through Core Bond Products LLC, as depositor of the Trust, utilizing the services of Banc of America Securities LLC and J.P. Morgan Securities Inc. as our placement agents. Each of Banc of America Securities LLC and J.P. Morgan Securities Inc. is a statutory underwriter within the meaning of the Securities Act of 1933.

The notes are being offered pursuant to the Selling Agent Agreement dated as of February 20, 2001 among us and the Agents, the Administrative Procedures attached thereto as Exhibit B and a Terms Agreement dated as of                 , 2002 among us and the Agents.

We have authorized the placement agents to deliver a copy of this pricing supplement and the attached prospectus relating to the notes offered hereby to purchasers of the Trust’s pass-through certificates. This pricing supplement and the attached prospectus relate only to us and our notes and do not relate to the Trust or the pass-through trust certificates. You should only rely on this pricing supplement and the attached prospectus for a description of us and our notes.

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